EXHIBIT 5.1

May 12, 2005

Finisar Corporation
1308 Moffett Park Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

          We have acted as counsel for Finisar Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 by the Company (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Act”), of the issuance and sale of a maximum of 16,922,682 shares of common stock, par value $.001 per share (the “Shares”) of the Company, which may be offered and sold by the selling stockholder named therein. The Shares are to be issued upon conversion of a $16,270,000 8% convertible promissory note (the “Note”).

          In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement and such corporate records of the Company, certificates of public officials and of officers of the Company, and other agreements, instruments and documents as we have deemed necessary to require as a basis for the opinions hereinafter expressed. We have assumed that (i) all information contained in all documents reviewed by us is true, complete and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so, and (vi) each natural person signing any document reviewed by us in a representative capacity had authority to sign in such capacity. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements of the officers or other representatives of the Company.

          Based on the foregoing and in reliance thereon, and subject to the qualifications hereinafter specified, it is our opinion that (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company, and (ii) when the Registration Statement has become effective and the Shares are issued in accordance with the terms of the Note in the manner described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

          The foregoing opinions are limited to the General Corporation Laws of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

          We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom. We undertake no, and hereby disclaim, any obligation to advise the Company or anyone else of any change in any matter set forth herein.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Respectfully submitted,

/s/ Thompson & Knight L.L.P.

THOMPSON & KNIGHT L.L.P.